Exhibit 3.54

State of Delaware Secretary of State Division of Corporations Delivered 01:42 PM 05/20/2008 FILED 01:32 PM 05/20/2008 SRV 080574293 – 4549917 FILE

CERTIFICATE OF FORMATION

OF

SADDLEBACK PIPELINE, LLC

This Certificate of Formation of Saddleback Pipeline, LLC (the “LLC”) is duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST: The name of the limited liability company formed hereby is Saddleback Pipeline, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is 110 S. Poplar Street, Suite 101, City of Wilmington, Delaware 19801. The name of its registered agent at such address is Andrew M. Lubin.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 20th day of May, 2008.

By:	/s/ Rosemary Morice
Rosemary Morice, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 05:27 PM 03/11/2011 FILED 04:00 PM 03/11/2011 SRV 110290134 – 4549917 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: Saddleback Pipeline, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

1. Name of Limited Liability Company is: Velma Intrastate Gas Transmission Company, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 11th day of March, A.D. 2011.

By:	/s/ Gerald R. Shrader
Authorized Person(s)

Name:	Gerald R. Shrader, Secretary
Print of Type

D1084 05 1x2007 C T System Online